PRINCIPAL VARIABLE CONTRACTS FUNDS INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
PRINCIPAL GLOBAL INVESTORS SUB-ADVISED ACCOUNTS


AGREEMENT executed as of May 1, 2013, by and between PRINCIPAL
MANAGEMENT CORPORATION (hereinafter called "the Manager"), and
PRINCIPAL GLOBAL INVESTORS, LLC (hereinafter called "the
Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Account of Principal Variable Contracts Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each Account of the Fund identified in Appendix A hereto (hereinafter called "Account"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

 (a)	Management Agreement (the "Management Agreement") with the
Fund;

 (b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission; and

(c)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Account, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor

		The Sub-Advisor will:

(a)	Provide investment advisory services, including but not limited to research, advice and supervision for each Account.

(b)	Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Account consistent with each Account's investment objective and policies.

(c)	Implement the approved investment program by placing
orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)	Advise and assist the officers of the Fund, as requested by
the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Account.

(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Account's investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

(f)	Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Account are being observed.

(g)	Upon request, provide assistance and recommendations for
the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h)	Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Account.

(i)	Open accounts with broker-dealers and futures commission
merchants ("broker-dealers"), select broker-dealers to effect all transactions for each Account, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for each Account may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which each Account was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for each Account at prices which are advantageous to the Account and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Account as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Account. In addition, joint repurchase or other accounts may not be utilized by the Account except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)	Maintain all accounts, books and records with respect to each
Account as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisers
Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-
Advisor hereby agrees that all records that it maintains for each Account are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Account and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for an Account upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to an Account.

(k)	Observe and comply with Rule 17j-1 under the 1940 Act and
the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-
Advisor's Code of Ethics along with certification that the Sub-
Advisor has implemented procedures for administering the Sub-Advisor's Code of Ethics.

(l)	From time to time as the Manager or the Fund may request,
furnish the requesting party reports on portfolio transactions and reports on investments held by an Account, all in such detail as the Manager or the Fund may reasonably request.
The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of an Account.

(m)	Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.

 (n)	Vote proxies received on behalf of the Account in a manner
consistent with Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Account to file Form N-PX as required by SEC rule.

(o)	Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with class action lawsuits concerning securities owned by the Fund.

    3.	Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

    4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to each Account, the Manager shall pay the compensation specified in Appendix A to this Agreement.

    5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for an Account or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

    6.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

    7.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

    8.	Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Account. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Account and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of an Account fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Account pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Account during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Account on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

	9.	Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Account and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

    10.	General Provisions

(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and the Sub-Advisor for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200.

(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)	the Sub-Advisor is served or otherwise receives notice of
any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of an Account.

(d)	The Manager shall provide (or cause the Account custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of an Account, cash requirements and cash available for investment in an Account, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	This Agreement contains the entire understanding and
agreement of the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                               PRINCIPAL
MANAGEMENT CORPORATION


By /s/ Michael J. Beer_______
Michael J. Beer, Executive Vice President and
Chief Operating Officer


PRINCIPAL GLOBAL INVESTORS, LLC


By ___________________________________________




By
James C. Fifield, Assistant General Counsel




APPENDIX A

PGI shall serve as investment sub-advisor for each Account identified below. The Manager will pay PGI, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate determined as described below of the Account's net assets as of the first day of each month allocated to PGI's management.

In calculating the fee for an Account included in Table A, assets of all other Accounts included in Table A, assets of any unregistered separate account of Principal Life Insurance Company or other non-Account pooled investment vehicles (identified below as "Other Aggregated Fixed Income Pools"), as well as any other future fixed income investment pools which may be added, as agreed, from time to time, will be combined with the assets of the relevant Account to arrive at net assets for fee breakpoint purposes.

In calculating the fee for an Account included in Table B, assets of any unregistered separate account of Principal Life Insurance
Company or any investment company sponsored by Principal Life Insurance Company to which PGI provides investment advisory services and which have the same investment mandate (e.g. MidCap Value) as the Account for which the fee is calculated (identified below as "Other Aggregated Pools in Style"), as well as any other future investment pools in the same style which may be added, as agreed, from time to time, will be combined with the assets of the relevant Account to arrive at net assets for fee breakpoint purposes.


If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


         Table A


Net Asset Value of Account and Sub-Advisor Percentage
Fee as a Percentage of Net Assets






First
Next
Next
Over
Account
$5 billion
$1 billion
$4 billion
$10 billion





Balanced Account, and Bond & Mortgage Securities
Account,

0.1126%

0.0979%

0.0930%

0.0881%

Other Aggregated Fixed Income Pools:

The following other accounts of the Fund: Government &
High Quality Bond Account, Income Account and Short-
Term Income Account

The following Principal Funds, Inc. funds: Bond & Mortgage
Securities Fund, Government and High Quality Bond Fund,
Income Fund, and Short-Term Income Fund

The following Principal Life Insurance Company separate accounts: Bond & Mortgage, LDI Long Duration, and
Government & High Quality.












Table B


Net Asset Value of Account and Sub-Advisor
Percentage Fee as a Percentage of Net Assets









First
Next
Next
Next
Next
Next
Over
Account
$50
million
$50
million
$100
million
$200
million
$350
million
$750
million
$1.5
billion








LargeCap Value Account
0.2643%
0.2448%
0.2154%
0.1762%
0.1273%
0.0881%
0.0587%

Other Aggregated Pools in Style:
The following other accounts of the Fund:
Equity Income Account

The following Principal Funds, Inc. funds:
LargeCap Value Fund and Equity Income
Fund

The following Principal Life Insurance
Company separate accounts:  LargeCap Value
Separate Account















Diversified International Account
0.3427%
0.2741%
0.1958%
0.1566%
0.1175%
0.0979%
0.0783%

Other Aggregated Pools in Style:
The following Principal Funds, Inc. funds:
Diversified International Fund

The following Principal Life Insurance
Company separate accounts:  Diversified
International Separate Account









Net Asset Value of Account and Sub-Advisor
Percentage Fee as a Percentage of Net Assets









First
Next
Next
Next
Next
Next
Over
Account
$25
million
$75
million
$100
million
$300
million
$500
million
$500
million
$1.5
billion








MidCap Account

Other Aggregated Pools in Style:
The following Principal Funds, Inc. Funds:
MidCap Fund

The following Principal Life Insurance
Company separate accounts:  MidCap
Separate Account

0.3916%
0.3133%
0.2643%
0.2252%
0.1762%
0.1273%
0.0783%
SmallCap Blend Account

Other Aggregated Pools in Style:
The following Principal Funds, Inc. Funds:
SmallCap Blend Fund

The following Principal Life Insurance
Company separate accounts: SmallCap Blend
Separate Account
0.4699%
0.3524%
0.2643%
0.2448%
0.2154%
0.1762%
0.1175%





Table C





Sub-Advisor
Percentage Fee as a
Account

Percentage of Net
Assets



International Emerging Markets Account

0.4895%
LargeCap S&P 500 Index Account

0.0147%
Money Market Account

0.0734%
Principal LifeTime 2010 Account

 0.03%
Principal LifeTime 2020 Account

 0.03%
Principal LifeTime 2030 Account

0.03%
Principal LifeTime 2040 Account

0.03%
Principal LifeTime 2050 Account

0.03%
Principal LifeTime 2060 Account
Principal LifeTime Strategic Income Account

0.03%
0.03%







2